Exhibit 99.3
                                                                    ------------

                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
                                                            Confirmation #575774
                                                                          Page 1


                  STAAR SURGICAL FIRST QUARTER 2004 EARNINGS

                         Moderator: Jennifer Beugelmans
                                 April 29, 2004
                                   6:00 pm CT


Operator:               Good afternoon ladies and gentlemen,  and welcome to the
                        STAAR Surgical First Quarter of 2004 Earnings Conference
                        Call.

                        At this time, all participants are in listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at anytime during the conference, please press the * followed by the 0 on your touchtone phone.

                        And as a reminder, this conference is being recorded today, Thursday, April 29, 2004.

                        I would now like to turn the conference over to Ms. Jennifer Beugelmans.

                        Please go ahead, Ma'am.

Jennifer Beugelmans:    Thank you, operator, and good afternoon everyone.

                        This is Jennifer Beugelmans with the EVC Group. Thank you for joining us this afternoon for the STAAR Surgical Conference Call to review the financial results for the first quarter of 2004 that ended April 2, 2004.

                        The News Release reviewing the first quarter results crossed the wire this afternoon shortly after the market closed. If

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
                                                            Confirmation #575774
                                                                          Page 2



                        you haven't received a copy of the Release and would like one, please call our office at (415) 896-6820, and we'll get you one immediately.

                        Additionally, we have arranged for a taped replay of this call, which may be accessed by phone. The replay will take effect approximately one hour after the call's conclusion and remain in effect through 11:59 p.m., Pacific Time, on Thursday, May 5th.

                        The dial-in number to access the replay is (800) 405-2236, or for international callers, (303) 590-3000. Both numbers need to use a pass code of 575774 and the # key.

                        This call is being broadcast live and an archive replay will also be available. To access the Webcast, go to STAAR's Website at www.staar.com.

                        Before we get started, during the course of this conference call, the company will make projections or other forward-looking statements regarding future events including statements about optimistic sales; the expected timing for submission of a formal request for re-audit of its manufacturing facility, as well as the timing for an audit of the Nidau plant in Switzerland; the expected timing of the FDA approval for the implantable contact lens; and the company's belief about its revenues and net earnings for the full-year of 2004. We wish to caution you that such statements are just predictions and involve risks and uncertainties.

                        Actual results may differ materially. Factors that may affect the actual results are detailed in the company's filings with the SEC, including its most recent filing of the forms 10Q and 10K.

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
                                                            Confirmation #575774
                                                                          Page 3



                        In addition, the factors underlying the company's forecast are dynamic and subject to change. And, therefore, the forecasts are to be assumed to be realistic only as of the date they are given. The company does not undertake to update them. However, they may choose to do so from time to time. And if they do so, they will submit the update to the investing public.

                        Now at this time, I would like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical Company.

David Bailey:           Thank you, Jennifer, and good afternoon to everyone.

                        With me today is John Bily,  our CFO,  Nick Curtis,  our
                        Executive Vice-President, Sales and Marketing, Deb Andrews, Global Controller, and Helen Lamielle, Chief Scientific Officer.

                        During the quarter, we as an organization faced a tremendous amount of extra work resulting from the warning letter we received from the FDA. In spite of this, we were able to achieve results slightly ahead of our internal forecast, which included sequential and year-on-year sales growth.

                        While currency was a positive factor, we also saw two critical and very encouraging trends in the international markets -- real growth in the refractive franchise both in units and dollars, and growth in our proprietary preloaded IOLs within the distributor markets.

                        In addition to these accomplishments, we were also able to execute on our commitment to decrease variable expense and slow down the rate of cash burn. Both of these issues - actions were in direct response to a delay in the approval of the ICL.

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
                                                            Confirmation #575774
                                                                          Page 4



                        In order to address the issues raised in the warning letter, we also needed to increase spending in our compliance areas. At the same time, we prudently decided not only to robustly address the compliance issues pointed out by the letter, but also to undergo a zero-based review of the quality system and the organization as a whole.

                        There were many changes implemented as a result of this review that we believe are making us a more efficient, effective, and compliant company.

                        On a personal note, I'm pleased with the way our entire organization has pulled together to address this situation, and feel very confident we will look back and see this is as a short-term event in the life of STAAR Surgical and one that has helped us become a stronger company overall.

                        Even the biggest companies with huge resources get warning letters. Look at the recent example of Johnson & Johnson's cardiovascular division.

                        What I believe is important is how the organization reacts to the event. From day one, our commitment was to make this event a further catalyst for change and improvement. Based on the evidence of the first quarter, I feel confident we are delivering on that commitment.

                        Today's Press Release explains the background to supplementary correspondence received from the FDA on Monday of this week regarding observations, four, in total, made during the inspection of clinical sites along with the company's internal records of the ICL clinical trial.

                        Critically, there was no reference to any issues related to the quality or completeness of the data recorded in the US clinical trial despite the multiple site audits.

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
                                                            Confirmation #575774
                                                                          Page 5



                        The correspondence confirmed that the company's response to the observations noted during the inspection of the data was adequate and that FDA is now seeking updated information regarding the company's actions taken to ensure that the historical deficiencies noted during the inspections will not reoccur in future clinical trials.

                        The issues noted were procedural in nature, dating back in some cases to 1997, involving decisions rendered by executive staff, and in all instances specified, current management has taken robust corrective action. Nevertheless FDA must, per their own procedures, document and formally communicate observations of non-compliance.

                        We believe this letter will have no impact on our pending ICL application nor do we expect it to have any financial impact, going forward.

                        On the compliance front in general, we have been very active throughout the quarter and have made significant process - progress. Since our last update, we have received and confirmed a formal request from the FDA to audit our manufacturing facility in Nidau, Switzerland during the week of June 14.

                        As we disclosed previously, this audit is a pre-approval audit of the facility required as part of the US ICL approval process.

                        Our consultants from Quintiles, who have been with us since the beginning of April, will manage our internal resources up to and during the audit and will physically be present in Nidau when the audit occurs. We have been planning for this audit since January and as a result, believe we will be well-prepared.

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
                                                            Confirmation #575774
                                                                          Page 6



                        We believe the Nidau audit has now become the rate-determining step in the whole process of approval and must be our first priority, given that it is where we'll actually make the product.

                        As for Monrovia, it is clear from our discussions with the FDA that we should schedule re-audit after the Nidau audit. This will allow us to resolve any residual issues from either site at the same time.

                        According to our current plan, I would expect re-audit in Monrovia in July, and will be requesting a confirm date as early as next week.

                        If both facilities' audits are successful, we are optimistic that we will be in a position to launch the Visian ICL in the US at/or prior to the AAO meeting in October.

                        As a reminder, our pending PMA application maintains its "expedited review status." And we would expect that once the auditing process that we have just discussed is complete, that our applications for approval will be given a priority status.

                        As a result of all this important near-term activity, the second quarter has become a critical quarter in terms of execution for the company. During the second quarter, we will continue to make modest headcount additions and expense increases in selective areas including quality engineering and manufacturing engineering, so that we may implement the recommendations of our external auditors.

                        In some instances, we are finding other efficiencies and savings to offset these increases. However, we are highly cognizant of our short-term need to continue to manage variable expense. As we did in the first quarter, we expect

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
                                                            Confirmation #575774
                                                                          Page 7



                        to continue to manage these expenses so that we can continue to achieve the overall goals and expectations that we have outlined for all of our stakeholders.

                        The US remains our area of weakness. Although overall sales in the US were down 2% sequentially and 3% versus the first quarter of 2003, there were some pockets of strength. Sales of speciality toric silicone lenses and Collamer plate lenses are trending up significantly compared to last year.

                        In addition sales of auxiliary cataract products such as packs, viscoelastics and phaco disposables are also trending positively.

                        We are very aware of the commitment made to achieve growth in the higher margin US segment and are working diligently to make this happen by focusing on the following activities -- rolling out technology and products that continually improve our injector systems across the entire range.

                        Additional resource, both internal and external, has helped us in this critical area. The issue is one of competitiveness as we strive to introduce advancements that make the delivery of our IOLs more reliable. We believe all of these activities will result in growth in the base cataract business within the US in the fourth quarter.

                        We are driving sales of our proprietary phaco disposables by bundling these in package deals wherever possible. This has resulted in some excellent growth compared with last year.

                        We're revisiting our AquaFlow strategy, our glaucoma product. We saw sequential growth this quarter along with modest year-on-year growth. Our strategy includes plans to modify the product to reflect numerous surgeon requests to make

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
                                                            Confirmation #575774
                                                                          Page 8



                        AquaFlow readily-compatible with current trabeculectomy procedures.

                        As we have stated previously, when surgeons do put the time and effort to learn the non-penetrating AquaFlow procedure, the outcomes are excellent. However, we are aware that the learning curves are distinct. Many, therefore, would like us to modify AquaFlow to improve upon their current trab procedures.

                        We're continuing to grow and redeploy the sales force to increase our sales effort and make us a more marketing-driven company. Although some of our aggressive initiatives have resulted in increased rep turnover, we believe that these steps will increase the strength and depth of our sales organization over the long term. We are prepared to invest the time and resources necessary to make our new representatives productive in their new territories.

                        We're also strengthening our Collamer offering by keeping on track to launch the Collamer 3-piece with its own dedicated delivery system. This has slipped slightly from the time frame specified on our last call.

                        We are now targeting to launch the new 3-piece injector system in conjunction with an improved 3-piece Collamer lens design in the early fourth quarter. Although there will be pre-launch activity occurring in late Quarter Three.

                        And finally, we're continuing to implement a strategic marketing plan for ICL approval and to capitalize on the increasing interest in the product.

                        During the first quarter, we held 10 international certification courses that were attended by 133 surgeons, and have taken 87 additional physicians through the first phase of training in the US, bringing us to accumulated total of 478

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
                                                            Confirmation #575774
                                                                          Page 9



                        physicians,   sorry,   478  physicians   that  have  now
                        completed and made an investment in the first phase of training.

                        We believe that as we move through the year, much of this will come together to give growth in Quarter Four versus prior year, and sequentially. Our most difficult period in the US will be the next two quarters when the market will not have had the opportunity to see the full effect of all of this internal activity.

                        The good news going forward is that we have lots of opportunity and upside within our US business as the new products flow into the market, particularly the 3-piece Collamer and the Visian ICL.

                        On international sales, they were strong for the quarter. We are pleased with the sales growth achieved by our Swiss company for the Visian ICL which was up 51% in units sequentially, and 35% in units year-over-year.

                        Similar to the fourth quarter, we continue to see strong demand for the Visian ICL without the benefit of new approvals and despite some confusion caused by the December '03 warning letter. Once again, I would just like to reiterate that the letter had nothing to do with the ICL and related solely to our IOL product line.

                        ICL growth has come mainly from Europe, where we believe we have taken market share away from CIBA Vision as they exit the PRL product. And we have made some in roads with a number of surgeons who were larger users of the iris claw lens.

                        One of the most effective ways that we've been able to gain mindshare and marketshare with surgeons has been through live

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
                                                            Confirmation #575774
                                                                         Page 10



                        surgery  demonstrations.  Our most recent  demonstration
                        which   took   place  in  Milan  in  March   was   quite
                        well-attended.

                        We have received feedback that these live surgery forums are an incredibly effective way to illustrate the surgical advantages of the Visian ICL compared with its key rival in Europe, the Iris Claw

                        Compared with the iris claw lens, which has a history of creating significant induced astigmatism, iris prolapse related to the large incision, as well as hyphema, the ICL surgeries performed by Dr. Murten of Belgium, illustrated for the audience the clear advantages of the Visian ICL.

                        We look forward to additional live surgeries performed at the ERS in September in Paris, and, assuming that the ICL has been approved in the US, at the AAO in New Orleans on October 22nd.

                        These advantages will be even more compelling for the US commercial markets, where aesthetics, patient outcomes, and procedural costs - the key priorities.

                        By capitalizing on these important distinctions, we believe we'll be able to accelerate our international sales growth trend and we'll be well-prepared for our US launch.

                        We've recently gained approval for the Visian ICL in Russia and have held courses in eight countries in Europe this quarter. There is still ample opportunity for growth in international markets.

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
                                                            Confirmation #575774
                                                                         Page 11



                        In addition, reimbursement changes expected in Germany later this year should provide a slight stimulus for refractive lens surgery and boost German ICL sales towards the end of the year.

                        We continue to pursue approval for the ICL in Taiwan. However, we have been informed that the next step in the approval process is for the ICL to undergo a limited clinical trial to generate in-country data.

                        This is an additional step that neither we nor our in-country distributor were expecting. Although we will move to trial quickly, approval will be delayed beyond this fiscal year.

                        For the toric approval, Korea and Canada requested clinical data from the US trial. In both instances, we have submitted patient data with six months of follow-up. But we are anticipating that both countries will need longer follow-up before granting approval.

                        The US toric clinical trial is progressing  well. We may
                        - now have all of 125 patients enrolled with 106 or 86% of our target actually implanted. The remaining 19 surgeries have already been scheduled. And we expect to have the implants completed by June. This is slightly later than we planned due to events of nature that caused planned patients to pull out of the study. We had a couple of pregnancies among the ladies.

                        As a reminder, we will only need a maximum of one year's follow-up on 125 patients possibly eyes depending on statistical poolability before we can apply for approval in the US.

                        As  we  stated   previously,   the  outcomes  have  been
                        outstanding. And we continue to see strong interest in the product. We

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
                                                            Confirmation #575774
                                                                         Page 12



                        believe that most ICL surgeons will convert a portion of
                        their   practice  to  the  toric  ICL  once  it  becomes
                        available.

                        Assuming we'll remain on track, approval should be granted approximately one year after the ICL comes to market.

                        Before I conclude my overview of the ICL market, I've been asked to review what we feel is a global market opportunity for the product.

                        We estimate that every year in the US there are 4.7 million potential patients with visual defects of minus 4 to minus 7 and three million potential patients in the minus 8 to minus 20 diopter category. This creates a total accessible market of 7.7 million patients.

                        Assuming a very low  baseline of market  penetration  of
                        0.5 and 0.8 respectively, this means that we believe we can capture 47,000 patients per year on 94,000 procedures.

                        If we also assume that the average selling price will be similar to Canada, or $700, this would create a yearly annual revenue opportunity of $65 million at relatively low penetration rates.

                        Over a five-year period, if penetrations were increased even modestly to an average of 1%, annual revenues would lead to an excess of $100 million.

                        On the international side, it's more difficult to find definitive numbers on the segments.

                        However for Europe, we comment as follows - we estimate that in the minus 8 to minus 20 diopter range, there's
                        5.9 million patients. Again, with a very low baseline penetration level

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
                                                             04-29-04/6:00 pm CT
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                                                                         Page 13


                        of 0.5%, this means that we have 28,000 patients per year. With an international average selling price of $500, this would create a yearly revenue opportunity of $28 million market. As said, this ignores all patients in the minus 3 to minus 7 range.

                        For Asia, the numbers are much larger because mean myopia is much higher. Applying the same criteria as above would result in a huge market potential.

                        Overall, I tend to concur with AMO's estimates indicating this is a $200 million realizable market over the next few years at 400,000 implants, 200,000 patients.

                        We believe that the international market will begin to make more rapid progress towards its true potential once the device has approval in the US. Historically sales of medical devices abroad gain more acceptance and use once they're approved in the US.

                        In addition, we would expect that the patient pool would be augmented by patients currently having LASIK, who would be offered ICL by their doctor because of the various factors - e.g. high retreatment rates and high levels of myopia.

                        There's also data that indicates that approximately 7% - 12% of prospective LASIK patients who were pulled into large practices through marketing, have turned away due to thin corneas, or other physiological roadblocks. There is a feeling that a percentage of these would be captured with an alternative such as a phakic implant.

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                                                                         Page 14



                        Turning to the cataract side of the business, international sales of our pre-loaded cataract lens, launched in the EU late last year, continue to track well and are above internal expectations.

                        We obtained approval for this product in Australia during the first quarter, and expect to see sales steadily increase throughout the remaining portion of the year.

                        In Germany, we are at the beginning of our launch of the product and expect sales there to increase throughout the year as well. Overall, we expect this product to continue to pick-up positive momentum for the remainder of the year.

                        Our goal is to grow our overall cataract business market share in the international markets. And we believe that the pre-loaded is a dynamic product that can help us to achieve this goal.

                        To summarize, we believe we will be posed for top line growth in the US in the fourth quarter, and that we are on the cusp of a very exciting opportunity later this year for both the cataract and the refractive business.

                        Despite the challenges in the US, overall, we had a solid first quarter with our international business; once again, providing us with the stability to make tangible progress on our longer-term opportunities.

                        We still face the challenge of turning the corner in the US in a sustained manner. Although product issues have held us back, we are now making solid quantifiable progress.

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                                      STAAR SURGICAL FIRST QUARTER 2004 EARNINGS
                                                  Moderator: Jennifer Beugelmans
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                                                                         Page 15



                        This, combined with the changes we have made in sales and marketing, make our entire organization more optimistic than ever that we will begin to build positive momentum in the US, which will help us achieve our goals of consistent revenue growth, positive cash flow, and profitability.

                        I'd now like to hand over to John for a review of the financial highlights.

John Bily:              Thank you, David.

                        Let's see, during the first quarter of 2004, the company put forth a concerted effort to respond strongly to the regulatory and compliance issues noted by the FDA. We also took this as an opportunity to review and adjust our operating plans.

                        Additionally, we focused on implementing plans to conserve cash, efficiently manage the balance sheet, while devoting proper resources and to prepare for the U.S. launch of the Visian ICL.

                        I'd now like to just give a brief summary of financial highlights for the quarter.

                        Net sales for the quarter were $13.6 million, a 6% increase over the quarter ended April 4, 2003. Excluding the impact of currency, sales declined 1%. Sales in the US declined 3% while international sales increased 14%. In constant currency, international sales increased 1%.

                        While US sales of silicone lenses have declined, we did see important sales increases in our toric, single-piece Collamer, and cruise control products. International
                        Visian ICL total unit sales increased 35%. The ICL itself increased 35% and the toric ICL increased 37%.

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                        Gross profit,  excluding royalty income in both periods,
                        gross profit for the quarter was 53.9% versus 54.2% in the prior year quarter. The slight 3/10 of a percent reduction in gross profit is due to increased quality and manufacturing support activities, idle capacity charges relating to the 3-piece Collamer production in Monrovia, California, and an increase in inventory provisions.

                        Total  SG&A  expenses  increased  $557,000,  or 9%.  G&A
                        spending  decreased  $218,000,   or  9.5%  primarily  on
                        reduced compensation and bank charges.

                        Promotions, sales and marketing increased $775,000 or 19% due in large part to the planned expenses for the launch of the Visian ICL and some exchange rate differences and our German subsidiary.

                        R&D spending for the quarter grew 9% or approximately $100,000 due to increased head count and consulting expenses. Growth over the fourth quarter of 2003 was at 3%.

                        Other income increased to $156,000 due to lower interest expense and exchange gains, which is partially offset by unfavorable equity and earnings of the Canon-STAAR joint venture.

                        Our net loss for the quarter was $0.07 cents, versus a net loss for the quarter ended April 4, 2003 of $0.06. Shares outstanding for Q1 - at the end of Q1 were 18.4 million.

                        And going to our cash flow and some balance sheet highlights, cash used in operating activities for the quarter was $1.3 million. Purchases of property, plant and equipment totaled $480,000.

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                        Net decrease in cash was $1.8  million,  compared with a
                        $2.6 million decrease in the fourth quarter of 2003.

                        Cash on hand at the end of the quarter was $5.5 million, with a total debt of $3 million. The debt level is unchanged compared to the fourth quarter of `03.

                        Day sales outstanding, which is a measure of accounts receivable collection efforts ended the quarter at 40 days versus 39 days at the end of 2003, and 47 days in the first quarter of 2003.

                        Inventory days on hand, again, a measure of inventory performance, at the quarter end were 188 days compared to 210 days at the end of 2003 and 179 days in the first quarter of 2003.

                        What I'd like to do is talk about some of our upcoming investor relations events. Right after this conference call, many of the managers will be leaving to the ASCRS from May 1st to the 4th in San Diego, California.
                        STAAR's booth is number 323. Shareholder meeting in Monrovia, California is scheduled for May 18th.

                        The company will be attending a SunTrust Robinson Humphrey Institutional Investors Conference, May 25th and 26th, in Atlanta, Georgia, and also a Pacific Growth Equities Life Science Conference, June 9th and 10th, in San Francisco, California.

                        I'd like to turn the call back over to David.

David Bailey:           Thanks,  John.  Before we open up for questions,  at the
                        ASCRS  in  San  Diego,  we'll  be  hosting  an  informal


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                        discussion with investors, which is on Monday morning at
                        May the 3rd at 9:00 am. Please tell the EVC Group if you'd like to attend. Space is quite tight.

                        So, with that said, I'd like to open up for questions, operator.

Operator:               Thank you, sir.

                        Ladies and gentlemen, at this time, we will begin the question and answer session.

                        If you have a question, please press the * followed by the 1 on your push-button phone.

                        If you would like to decline from the process, press the star followed by the 2. You will hear a three-tone prompt acknowledging your selection. Your questions will be pulled in the order they are received.

                        If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

                        One moment please, for the first question.

                        Our first question comes from Kate Sharadin, with Pacific Growth Equities.

                        Please go ahead with your question.

Kate Sharadin:          Hi Dave.  Hi, John.

David Bailey:           Hi, Kate.

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Kate Sharadin:          First  one is,  just  tell me  about  new  observations.
                        You're absolutely certain that this would not hold anything up and is that just have been told to you by FDA or do you got some prerequisite before or I guess, I'm trying to get some better color on that.

David Bailey:           Yes. As we put in the press  release,  Kate,  we're - we
                        feel comfortable that these issues have been dealt with and they should not hold us up at all. You can never be absolutely certain, but we feel very comfortable with the response we gave and we feel very comfortable that we've taken pro-active action and as the correspondence indicated, by the way, the letter's available on our Web site, and that's ahead of publication by the FDA, so investors can read that in detail.

                        You'll see that the instances have been dealt with and didn't, in any way, affect the integrity of the clinical data. So, we feel, as we indicated that this has been dealt with.

Kate Sharadin:          Okay.  And can you just walk us  through  then  assuming
                        this potential time line, let's just say, AAO in the September-October, some timeframe. How many surgeons will be trained and I'm - I really didn't quite understand the whole phase one issue of the surgeons that are in that process right now or have completed it.

                        So just, number of surgeons that have been - that have been trained and then maybe, number of surgeons that are in the different phases by that time?

David Bailey:           Yeah.

Kate Sharadin:          (Unintelligible)

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David Bailey:           I'll  make - let's  make - pull that  together  and then
                        we'll comment. But just before we got into that, just going back to your first question, Kate, let me give an example, one of the observations was that the company sent two toric ICLs to a site prior to the protocol for the toric ICL being approved. This was in late - early `03.

                        Those lenses were picked up by the procedures in the company and they were pulled back before there was any implantation. Now, that never should have happened, it was picked up, we can be more pro-active in that regard. So that's just one of the observations and I'm just illustrating that as an example of why we dealt with it.

Kate Sharadin:          Okay.

David Bailey:           Sorry, that was - I said 2003, that was actually 2001.

Kate Sharadin:          One, yeah.

David Bailey:           The other three observations were before 2001 going back
                        as  far  as  `97  and  '99,   and  they  related  to  an
                        investigator agreement that was signed later than it should have been, an IRB approval from one site, which was not continuous enough.

                        And then, there was one exclusion criteria which was inadvertently omitted from the exclusion criteria for the trial. And that was clearly an error.

                        We subsequently checked that no patients were included in the trial that met that exclusion criteria.

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                        So, all four had been dealt  with.  All were  historical
                        `97, `99 and the last one on the two torics was in early 2001. So, I would urge investors to read the total letter. We feel very confident that we've dealt with that.

                        Now coming back to your question, Kate, I'll ask Nick to comment.

Kate Sharadin:          Okay, thank you.

Nicholas Curtis:        Hi Kate.

Kate Sharadin:          Hi.

Nicholas Curtis:        As of the beginning of the year, as of year-end 2003, we
                        had trained 360 surgeons at the end of 2003 and we've trained 118 to date in 2004...

Kate Sharadin:          Uh-huh.

Nicholas Curtis:        ...which  gives us a total of 478 doctors that have been
                        trained.  What Dave was referring to as first phase,  if
                        you recall from a previous  call,  35 of those  surgeons
                        have  been   investigators  who  will  require  no  more
                        training or proctoring, and the first phase of the training is that they have attended the certification course, which is the only thing that we can do now until they can implant, actually implant lenses in the United
                        States.

Kate Sharadin:          Uh-huh.

Nicholas Curtis:        But  the  second  part  of that  training  would  be the
                        proctoring that they'll do when they schedule their first cases.

Kate Sharadin:          Uh-huh.  Okay.

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                        So we should  assume then,  basically  once a product is
                        launched, that we would have roughly maybe that month after, 30 to 35 or so, that are pretty much ready to go?

                        And then you've got to proctor the rest of them?

Nicholas Curtis:        Yes.  And  then  we will be  proctoring  on a  selective
                        basis,  you know, the targeted  surgeons that we've got.
                        We're targeting, you know, by size of market, you know, numbers of patients, those types of things.

Kate Sharadin:          Uh-huh.  Okay.  Fair enough.

                        And then, just refresh me, when obviously, all the discussions, labeling et cetera, they're ongoing outside of the audit issues, correct?

David Bailey:           There is  active  dialogue  with  FDA  on  all  of these
                        issues, Kate.

Kate Sharadin:          Okay. And you still feel confident in it as you had back
                        three months ago?

David Bailey:           Helene, do you want to comment?

Helene Lamielle:        Yes. There is still very good dialogue with the ODE with
                        dealing with the submission itself. And we do not have any hold on the current efforts with regards to the file.

Kate Sharadin:          Okay.

David Bailey:           So, everything is communicated as we'd expect, Kate.

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Kate Sharadin:          Okay. Just on the Taiwanese - the study that needs to be
                        conducted there, are you going to pursue that and does that add any extra costs what you have been expecting?

David Bailey:           I'm going to be meeting with our  distributor  tomorrow,
                        actually, to discuss that. It will - it's reasonable numbers of patients so it sure - it won't have dramatic costs. And we'll probably have some kind of sharing of it, Kate. So, it's not going to be that material.

Kate Sharadin:          Okay. And just lastly,  is there anything new coming out
                        of the ASCRS that we haven't seen yet? On the ICL, obviously.

David Bailey:           Yeah,   in  terms  of  data,   we've  got  a  number  of
                        presentations, but on Sunday morning, there's a CME event. Nick, do you just want to recap what that is?

Nicholas Curtis:

                        We've got a CME event on Sunday morning, which is on global experience and a practical advice on implementing the ICL into the practices in the US. And as of about two hours ago, we had 563 surgeons that had enrolled online for that particular course.

Kate Sharadin:          Okay.

David Bailey:           And one of the  speakers  of that  Kate is the  doctor I
                        mentioned  in  Milan,  who  did  the  live  surgery  Dr.
                        Murten...

Kate Sharadin:          Murten, okay.

David Bailey:           ...who's got significant  experience with both products.
                        So it's a very nicely balanced podium for the doctors to


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                        understand  the   differences   of  the  products,   the
                        experiences, and how to put them into their practices, and that makes their interest being very high.

Kate Sharadin:          Oh, okay.  Well,  thanks very much.  That will do it for
                        me.

David Bailey:           Thanks, Kate.

Operator:               Thank you.

                        Our next question comes from Ryan Rauch, with Sun Trust Robinson Humphrey.

                        Please go ahead with your question.

Ryan Rauch:             Hi.  Good afternoon.  Just two brief questions.

                        David, how are ICL trends in April internationally? Are they still relatively strong and do you just think your increase both in the March quarter as well as hopefully in April are driven by the panel results of your competitor? Can you just walk us through with a little bit more detail there?

David Bailey:           Yes.  Don't  want to  comment  too much on April.  But -
                        other than to say that international in April, gets a little bit distorted because of the Easter break which affects two weeks.

                        And obviously, we only have four weeks out of the April month. So it tends to hit both weeks, either side.

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                        But other  than  that,  interest  is high.  I think it's
                        being driven more by the number of courses that we've run, which are referred to in the main text, and the number of doctors that we've taken through training.

                        And then, we - so - and in addition to that, we just have the approval in Russia, and we've actually already run a course in Russia in Quarter 1.

                        So, I'm pleased with the level of interest we're seeing, and it gets being driven by the interest of the doctors to get trained. I know we're picking up PRL business as people exit the PRL, as Ciba Vision has tended to neglect that line.

                        And as well as that, as I've said in the text, we're also getting very good feedback when we have the live surgery sessions, where it really tends to emphasize the difference in between the products when they're used.

                        So the combination of the training courses that we're running, that will bring these people back to the ICL, the combination of the - and the impact of the live surgery, which highlighted the - highlights the differences in the products, is really helping.

                        I think people are becoming aware of the differences in the clinical data with the other product - with the other product, because they went to panel, and that's the first time we've seen published core clinical trial data on that product, so there's a like-for-like comparison that can be drawn.

                        And clearly, when you do with that like-for-like comparison, it shows much less astigmatism with the ICL. It shows the confidence of the doctors to go to lower levels of myopia with it as evidenced by the clinical trial data.

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                        And it shows  better  endothelial  cell count data - and
                        actually more consistent endothelial cell count data from the ICL. So it's all pulling together to increase the level of interest, Ryan.

                        Nick, do you want to add anything to that in terms of the comparisons?

Nicholas Curtis:        If - I  know,  if you  were  to  compare  the ICL in the
                        Artisan or the Verisyse from the US FDA clinical trial, you take a look at the requested range of approval where we were requesting a minus 3 to minus 20, the Artisan was requesting minus 5 to minus 20. The panel approval granted us the minus 3 to minus 20 whereas with the Artisan, they were granted a minus 9 to minus 20.

                        In terms of looking at the patients and the acceptance level of the surgeons in terms of those where they're willing to go, how low in terms of putting this in. If you look at the FDA clinical trials with the Artisan, only 0.3% of the patients were less than or equal to 7 diopters of myopia.

                        And with the ICL clinical study, 21% of the patients were less than or equal to 7 diopters in the study.

                        And in terms of less than or equal to 8 diopters, 2.8% with the Artisan versus 33% with the ICL. So I think, just from the clinical trial perspective, and the surgeon comfort level in terms of where they go with the patients show that they have more confidence in terms of putting this - the ICL into the patient with the lower - in a lower ranges than with the Artisan product.

                        Although the Artisan study allowed the patients to be enrolled with down to five, only three cases were enrolled of below 7 diopters of myopia. And I think that's probably why they got the range - a limited range was approved by the panel as far as the Artisan is concerned.

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Ryan Rauch:             Okay.  And then, I apologize if you already  answered it
                        during your discussion. Where do you stand with the toric ICL study as well as the Collamer IOL injection system?

David Bailey:           Toric ICL study,  we'd hope to have all the implants in,
                        but we had a couple of scheduled patients drop out for medical reasons, whereas 86% of the implants in terms of
                        - we're needing only 125 patients for one year to follow up, and we've got 106 patients implanted, so basically, we got more lenses in than that because some of them have two lenses. And we need one year follow up. So we expected to get through the 125 by June time. We're actually 106 on the trial and 130 eyes in total.

                        There's a possibility that we could submit on 125 eyes depending on poolability of the data. So actually, it's advantageous for us to get more eyes than the 125. So 106 that would be easily poolable, the additional 24 may be able to count toward the 125. But we should have a clean 125 by June and we should get to the one year follow-up and submit after that.

Ryan Rauch:             Yeah.  How about the Collamer injection system?

David Bailey:           Yeah. On the Collamer 3-piece injection system and lens,
                        the injection system is going very well. I announced that it was slightly delayed as a combination, we'll have a full launch in early Q4 and we'll start activity in late Q3, but that will be with the revamped Collamer
                        3-piece lens with some additional features on it which I don't want to go into for competitive reasons.

                        So slightly late as when we've announced in the last call but there - the injector is coming along very well and we've taken

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                        a conscious decision to actually make a few enhancements
                        on the lens to make it a more aggressive, competitive package generally.

Ryan Rauch:             Okay.  And then finally,  John,  can you walk us through
                        your  cash   position.   I  mean,   do  you  still  feel
                        comfortable with the level of cash you have and your ability to get to profitability?

John Bily:              Tough question, Ryan.

                        You know, our cash position - what do we have - $5.5 million at the end of the first quarter. And as I mentioned, we used $1.8 million in cash in the first quarter. We're going to continue to use cash, Ryan, second quarter, you know, we mentioned earlier in the conference call second and third quarter will be challenging for us.

                        You know, our strategy is to monitor the cash used closely. We're going to look at inventory, accounts receivable, capital spending, money owed to the company. We have a substantial amount of money owed to the company which we'll be aggressively pursuing.

                        We're going to review the most likely ICL approval time lines and new product launch schedules. And other cash requirements that we have for the company, converge those two time lines and we're going to keep all our options open as related to making sure that we have adequate cash to achieve the objectives that we've set out to achieve.

                        So, we're just fundamentally keeping all financial options open, Ryan, and guarding cash dearly, and trying to collect as much as we can.

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David Bailey:           And I think the numbers  show,  Ryan,  we  tightened  up
                        significantly in Q1 versus Q4, so we've been very effective at that.

Ryan Rauch:             Okay.  Have a nice afternoon.

David Bailey:           Thanks.

Operator:               Thank you.

                        Our next question comes from John Calcagnini, with CIBC World Markets.

                        Please go ahead with your question.

John Calcagnini:        Hi.  Good afternoon, guys.

                        I wanted to - but first get a couple of housekeeping questions out of the way. Can you give us what total revenues for the cataract business were and then total IOL sales in the quarter?

David Bailey:           Yeah,  we don't tend to break  those down John.  We just
                        tend to give an indication of increases in the different categories.

John Calcagnini:        Okay.   Can  you  give  us  the  growth   for   Elastic,
                        Elastimide, Toric, Collamer?

David Bailey:           Yeah, we tend to lump all those together as well,  John.
                        I mean, this is a historical question, I think we've been through previously. We tend to just throw all the IOLs together, rather than give in a detailed breakdown.

John Calcagnini:        Uh-huh.

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                        Okay, can you...

David Bailey:           I'm conscious  when  (unintelligible)  is in the market,
                        John. And there's a lot of competition out there.

John Calcagnini:        Okay.  Can you give us  total  cataract  then,  or total
                        IOLs?

David Bailey:           Well, total IOLs would be down, Collamer was up in units
                        and revenue. Elements of the cataract business grew as I
                        indicated,  phacoedisposables,   viscoelastic  auxiliary
                        products.

                        Cataract grew in international a little bit, and then ICL, you know, clearly grew quite nicely.

John Calcagnini:        I have a question on the ICL. You said it was - you said
                        it was up, I thought,  35% in units,  but then,  I think
                        John said it was up 35% in revenues. So, I'm trying to understand which is the right number.

John Bily:              John,  what  we've had was - I quoted a couple of growth
                        numbers between the ICL and the toric ICL. Total revenue was up 26 - some 26%. And we had the non - with the toric ICL are - grew 37% in units.

John Calcagnini:        Okay.  And the Visian ICL?

John Bily:              Visian ICL or the myopic ICL,  whatever you want to call
                        it, grew 35% in units. And then total revenue was up something in over 26%.

John Calcagnini:        Okay.  And  the  glaucoma   product,   about   $260,000,
                        somewhere in that range?

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David Bailey:           Yeah. That grew a little bit  year-over-year,  which was
                        pleasing and it grew sequentially. And we tended to indicate revenue on that just under a million - around a million for the year. So, you know, that kind of range, John.

John Calcagnini:        Okay.

David Bailey:           Not too far off on that.

John Calcagnini:        Okay.  Let me  ask  you a  question  about  the  warning
                        letter. How did this issue of Toric ICL is being sent to a site early? How did the FDA discover that? I mean, how did this emerge and what have they been doing, you know, I forget how many clinical sites were in the ICL study, and have they been visiting all those sites. Is that how this was discovered?

David Bailey:           We discovered this internally back in `01...

John Calcagnini:        Uh-huh.

David Bailey:           ...and  the  lenses  - we  discovered  it  with  our own
                        clinical department and the lenses were pulled back into here before they were ever used. So...

John Calcagnini:        Okay.

David Bailey:           ...all of these issues were discovered internally...

John Calcagnini:        Okay.

David Bailey:           ...particularly  that  one,  an action  was  immediately
                        taken. That was - that's three months after I came to the company John.

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John Calcagnini:        Okay.  So why is this just coming out now from the FDA?

David Bailey:           Well the FDA  audited  late last year,  it's  called the
                        BIMO audit, which is the clinical audit.

John Calcagnini:        Uh-huh.

David Bailey:           And we - I mean, we pointed out certain  issues to them,
                        and they looked at certain issues. Critically, no issues came from the audits of the clinical sites.

John Calcagnini:        Okay.  And when were  those  completed?  How many  total
                        sites and were they all audited?

David Bailey:           Three sites were audited,  and they were completed in, I
                        think, Helene like September - October timeline?

Helene Lamielle:        October.

David Bailey:           October.

John Calcagnini:        Okay.

David Bailey:           And so the observations we got, none were related to the
                        clinical sites, John. A number we'd already covered. We got those observations in December, we responded in early January. We felt we had a robust response and, I'd say, one item was picked up from the clinical site which was the IRB approval, I think. So we responded in January and then this is the response to that response.

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John Calcagnini:        Okay.  And - so are you  feeling  that on the  ICL,  you
                        don't, at this point, if I understood your answer early, you don't expect any labeling restriction on the ICL approval...

David Bailey:           (Unintelligible)...

John Calcagnini:        ...with regard to range of patients that you can treat?

David Bailey:           I don't believe so at all.

John Calcagnini:        Okay.  And has - have - have you had  these  discussions
                        with the FDA? I mean, how would you, you know, what - where does that emanate from? Do you - is that just kind of, you know, what you hoped for or they said were comfortable with, the wider range than Artisan?

David Bailey:           Helene, do you want to comment?

Helene Lamielle:        (Unintelligible) labeling restrictions  (unintelligible)
                        discussed during the panel meeting and as a result, the range is still minus 3 to minus 20. We will have some restrictions as discussed during the panel meeting with regard to anterior chamber depth, endothelial cell count pre-operatively, but nothing new appeared.

John Calcagnini:        Okay.  But  in  terms  of  the  endothelial  cell  count
                        pre-operatively, that's nothing different than what was discussed at the panel meeting.

Helene Lamielle:        No.

David Bailey:           No, exactly John.

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John Calcagnini:        Okay.  And just one final  question on the gross  profit
                        margin.

                        You had a 56.6% margin in the fourth quarter that slipped to the 53.9. A part of that - it sounds like with inventory charges on the - is it the Collamer or can you tell us what that is and how big those inventory charges were in the quarter?

David Bailey:           Yeah,  you might want to comment on the standard  margin
                        as well, John.

John Bily:              Here  - what  we had -  you're  absolutely  right  John,
                        fundamentally. What we had in the quarter was what we call a product margin or a standard margin that was actually quite good. In fact, it was - growth over prior year and growth sequentially.

                        But what happened is we had some product-related charges in gross profit, global quality manufacturing, engineering, inventory provisions, and things of that nature. That's what drove the gross profit down to 53.9.

                        So, yes, but what, Dave, wanted to mention and what I want to mention is that the product margin which is sales or product going out the door versus what it cost just to make it was actually quite good for the quarter.

John Calcagnini:        Can you say what that was?

John Bily:              It was, you know,  we - but,  let's say it was in excess
                        of 60%.

John Calcagnini:        Okay.

                        And it's fully costed?

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John Bily:              Correct.

                        That's full - we use full absorption standard costing and GAAP accounting here and all of that. So, but we did get hit and, you know, gross profit is gross profit. We did have some issues in some of the other areas.

John Calcagnini:        Okay, thanks.

Operator:               Thank you.

                        Our next question comes from Jason Bedford, with Adams Harkness & Hill.

                        Please go ahead with your question.

Jason Bedford:          Hi.  Good afternoon, guys.

David Bailey:           Hi, Jason.

                        Jason Bedford: Just with respect to the second warning letter here, I don't mean to harp on it. But, have you guys responded and then, you know, what are you expecting back from the FDA in terms of follow-up? I'm just trying to figure out the implications of this letter.

David Bailey:           Well, we responded to the observations  back in January.
                        We received this letter on Monday and we're  preparing a
                        response.  And the  letter,  as we  stated  in the press
                        release,   which  is  available  on  the  Web  site  for
                        investors to look at, indicates that our response was adequate. We will be - but they want further follow-up which we'll be supplying within the next 15 days.

                        Helene?

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Helene Lamielle:        Yeah, I would like to comment on the fact that while our
                        response has been deemed adequate, we still got a warning letter. That's linked to the nature of the deficiencies that the FDA observed. The historical deficiencies that have been seen by FDA, no matter what would happen after in terms of corrective action, is leading to such sort of actions that the warning letter is.

David Bailey:           Jason,  I have  said in my text,  the FDA per  their own
                        procedures,   would  need  to  formally   document   the
                        observations of non-compliance that were picked out in the 483. So, although we responded and basically the response said that we either pick this up or we take corrective action.

                        Nevertheless, they need to document that historical non-conformity even if it dates back to `97 or '99. And even if we picked it up like the one event in 2001, they're still obligated to respond with a warning letter per their procedures.

                        We actually felt our responses that we gave in January were pretty good and robust and that we've taken strong action - we either pick this thing up or we take strong action around it. So I'm - that's the context.

Jason Bedford:          Okay.  And then,  after you've  responded to them within
                        the next 15 days, what's the next step?

David Bailey:           They...

Helene Lamielle:        The next step would be to have an  acknowledgement  from
                        FDA about our response and  possibly  further  follow-up
                        which  is   something   usual  on  the   course  of  FDA
                        inspections.

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Jason Bedford:          Okay.

David Bailey:           They would  probably  check out the  changes  that we've
                        made during a re-audit or on the next normal audit, Jason.

Jason Bedford:          Okay.

David Bailey:           So, you know,  it's really - we - our response  needs to
                        be very robust because the assumption is that we got to make sure that no reoccurrence can occur.

Jason Bedford:          Okay.

David Bailey:           We're very confident about that.

Jason Bedford:          Okay, that's helpful.

                        And then, with respect to their - the re-audit in the release you mentioned, that could happen in early to mid-July, and then you're at the final stages of the approval process. What's entailed in that final stage of the approval process? What needs to happen?

David Bailey:           And -  well,  going  -  just  referring  to  one  of the
                        questions we had  earlier,  we've got a very good dialog
                        going  with FDA.  And they - it became  clear  that they
                        were   indicating  that  we  should  have  the  Monrovia
                        re-audit after the Nidau audit. The Nidau audit as we've said, is now firmed up for June 14.

                        Next week, we'll be requesting the re-audit sometime in the July timeframe. So, it could be earlier. It could be later. It depends.

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                        And  following  that   re-inspection,   then  there's  a
                        variable amount of time that it can take to hopefully close things off. And I don't want to be vague, but it's impossible to give absolute timelines because you are dealing with the agency.

Jason Bedford:          Sure.

David Bailey:           But,  the -  assuming  a  late  July  re-audit,  then  I
                        indicated we'd be looking for approval to have a full launch at AAO. So, you've got a window from late July till mid-October to finalize all of the things.

                        It's difficult to be any more precise than that.

Jason Bedford:          Okay, that's fair and that's helpful.

                        Switching gears, can you just comment on the sales force? You mentioned some turnover there; can you let us know the size of the sales force right now and if you plan on any additions going forward?

David Bailey:           Nick, do you want to comment?

Nicholas Curtis:        Yeah, I - we  consolidated  one of the regions and chose
                        not to renew one of the region managers agreements. And we put a replacement into that geography.

                        I'm pleased to say that we actually lowered the cost of sales in that area pretty substantially. So, as a percent of sales in that region, the cost was brought down substantially, which kind of protects us a little bit on the fact that we're, you know, sort of knowing that, you know, because this is such a relationship business that we're bound to lose some business in that regard if you're making the changes in the short term. But we'll pick it up in the longer term through

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                        extending  relationships  over a wider  range and making
                        more calls in that area.

                        As far as the net pickup is concerned though, we have -- since we've got some good activity going in the phaco disposable sort of bundling area -- we did add a very experienced phaco specialist in our geography.

Jason Bedford:          Okay, super.

                        And just, Nick, one quick question for you. Am I incorrect? I thought for some reason you guys had 60 physicians ready to go to perform - start performing procedures upon approval. Was that a fair number?

Nicholas Curtis:        I don't think so.

David Bailey:           Thirty-five.

Nicholas Curtis:        It's always been 35 from an investigator perspective.

David Bailey:           Yeah,   this  -  and   its  35   because   they're   the
                        investigators who had been through both phases of the training.

                        So, at the moment, going back to the discussion we were having with Kate, we've got 478, who have been through phase 1, of those, 35 of the investigators who can start immediately. So, we currently got 443 that we're ready to proctor.

                        So, you've got in any model, Jason, you've got 35 who could potentially implant immediately and you've got 443 to then start proctoring through phase 2, through the proctoring force that we have.

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                        Does that make sense?

Jason Bedford:          Okay, yeah.  I'll just look back for - okay.  Thank you.

David Bailey:           It's 35, not 60, Jason.

John Bily:              Yeah,  Jason,  I don't know that we've ever talked about
                        anything different.

Jason Bedford:          Okay, thanks.

Operator:               Thank you.

                        Our next question comes from Michael Leibert, with Halsey Advisory Management.

                        Please go ahead.

Michael Leibert:        Good afternoon.

David Bailey:           Good afternoon, Michael.

Michael Leibert:        Hi.

                        I have a couple of questions. The first is about your revenue recognition policy for ICL sales, is there an opportunity to stuff the channel or do you recognize revenue when the lens is actually implanted?

David Bailey:           John, do you want to comment?

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John Bily:              Yeah.  The ICL is only sold internationally.

Michael Leibert:        Right.

John Bily:              The ICL is sold,  I believe  only  through  distributors
                        internationally. So, we bill upon shipping, not upon implantation like we do with an IOL in the US market.

                        So, clearly, there's that opportunity, but, if that was your question?

Michael Leibert:        That's right.

                        And have - but if it were approved for or when it's approved in the US, you'll use the same policies that you have for IOLs?

John Bily:              No, slightly different.  I believe in the US, obviously,
                        we will be shipping directly to surgeons. But we're also going to be billing upon shipment versus billing upon implantation. That is the revenue recognition strategy that we have currently agreed upon between sales, marketing, finance, and everyone.

David Bailey:           But, Michael, to the heart of your question, I think, in
                        - because of international resale fundamentally  through
                        distributors,  you do have an opportunity  to, you know,
                        sell more  inventory  to a  distributor  and in  effect,
                        distort   your  run  rate,   but  if  you  look  at  the
                        receivables   numbers  that  John  gave,  which  is  one
                        indicator of that, it indicates that we haven't intended to do that.

Operator:               Thank you.

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                        Our  next   question   comes  from  Simon  Kessell  with
                        Stephanis Capital. Please go ahead with your question.

Simon Kessell:          Hi.

David Bailey:           Hi, Simon.

Simon Kessell:          Two very basic questions and I apologize to the analysts
                        who are probably much more familiar with this than me.

                        You refer in the text with your release to making the lens injection systems for the IOL more competitive, what are the competitive issues for the injector system and where are you at?

                        The second question relates to the ICL, I think you mentioned that you had approval to go down to three diopters, is it meaningful and realistic that that would become a competitor for LASIK under certain nine diopters - 9 or 10 diopters?

David Bailey:           Yeah,  on the IOL,  you will - you want a system  that's
                        simpler and more effective to use, and the pre-loaded, that we're selling in international but we don't yet have in the US, is kind of a perfect example of the simplest, most effective system to use for the doctor.

                        It has very little room for error and it's very quick and effective to use. So, all of your systems you want to improve to make them be simpler and more effective.

                        Ironically, we probably got the most simple and effective to use that we're selling in international and yet in the US, we don't have access to that system. We have systems that we've

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                        had for a  number  of  years,  where  there's  room  for
                        improvement to make them simpler and more effective to use. So, that's what we're focusing on.

                        We stated on prior calls that our goal is to make the pre-loaded, the standard of care across all IOLs simply because it is the most effective system to use. The lens is already - for example, Simon, the lens is already in the injector. So, you'll remove the potential error when the doctor takes the lens out of the package and puts it into the injection system. That's already fraught with some error.

                        So, simpler more effective is where we're trying to drive. And they are the competitive issues. The reality is there's a few systems out there from our competitors that are little simpler and more effective to use in the US market.

                        Actually, the tables are turned in international; we probably got the simplest and most effective and least error prone system available.

                        But that's the answer to your first question. To that, any follow-up on that, Michael?

                        Simon, sorry.

Operator:               Thank you, sir.

                        There are - Mr. Bailey, there are no further questions at this time, please continue.

David Bailey:           There was a supplementary  that Simon asked to me that I
                        didn't...

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Jennifer Beugelmans:    (Unintelligible)...

David Bailey:           (Unintelligible),  we see Phakic  implants in the ICL as
                        being a complementary product to LASIK.

                        We see that surgeons want an alternative to choose, to use with certain patients, and they will start to do that at the higher levels of myopia. However the fact is, as we saw in the clinical trial, that there are patients who for physiological issues are not suitable candidates for LASIK they've even at the lower ranges and so the ICL will offer them an alternative.

                        So, the wider approval range from our point of view is very good because it gives the doctor the choice across a wider range, and so we see it as complementary to LASIK, but for certain patients that will mean that even at the lower diopters, the doctor will choose the implant versus LASIK because there's some pre-determined physiological issues, for example you might find a lower diopter myopia has a thin cornea or a higher percent to lead to dry eye, in which case they'll choose the implants.

                        So it's complementary but the wider approval range gives the doctor the wider choice.

                        I think there was a statement that we didn't have anymore questions, operator?

Operator:               That is correct,  sir. There are no further questions at
                        this time.

David Bailey:           Good.

                        I'd  just   like  to  thank   everybody   to  for  their
                        participation and remind you of the investor meeting that we have meeting on Monday morning at ASCRS.

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                        Thank you all for participating.

Operator:               Ladies and gentlemen,  this concludes the STAAR Surgical
                        First Quarter 2004 Earnings Conference Call.

                        If  you'd   like  to  listen  to  a  replay  of  today's
                        conference, please dial (303) 590-3000 or 1 (800) 405-2236 followed by the pass code 575774.

                        Once again, if you'd like to listen to replay of today's conference, please dial (303) 590-3000 or 1 (800) 405-2236 followed by the pass code 575774.

                        You may now disconnect, and thanks for using ACT teleconferencing.


                                       END